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                                                                    EXHIBIT 4.70

                                      DATED

(1)      DRD (ISLE OF MAN) LIMITED

(2)      NET-GOLD SERVICES LIMITED

(3)      G.M. NETWORK LIMITED

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                        SUBSCRIPTION AND OPTION AGREEMENT

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                                  Maitland & Co
                          5th Floor, 44-48 Dover Street
                                London W l S 4NX
                             Tel: (+44 20) 7344 7500
                              www.maitlandgroup.com

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                                                                 26 January 2004

                        SUBSCRIPTION AND OPTION AGREEMENT

THIS AGREEMENT is made on 26 January 2004

Between

(1) DRD (ISLE OF MAN) LIMITED, a company incorporated as a limited company in accordance with the laws of the Isle of Man having registration number 94445 C and its registered address at Grosvenor House, 66/67 Athol Street, Douglas, Isle of Man (the "INVESTOR");

(2) NET-GOLD SERVICES LIMITED, a company incorporated as a limited company in accordance with the laws of the Bahamas having registration number 96407 B and its registered address at c/o Provident Trust Limited, PO Box 9204, Charlotte House, Charlotte Street, Nassau, Bahamas (the "COMPANY"); and

(3) G.M. NETWORK LIMITED, a company incorporated as a limited company in accordance with the laws of the Isle of Man having registration number 092598 C and its registered office at Falcon Cliff, Palace Road, Douglas, Isle of Man ("GMN").

RECITALS

A.       The Company is a wholly owned subsidiary of GMN.

B. The Investor wishes to subscribe for approximately 50.25% of the Company's shares in accordance with the terms of this agreement. On completion, the Investor will pay 10% of the aggregate subscription price in return for a proportionate number of fully paid shares in the Company, and the remainder of the Investor's proposed shareholding will be issued unpaid. The unpaid shares will either be paid up or cancelled in accordance with the terms of this agreement.

C. The Investor and GMN will have respective put and call options to exchange the Investor's shares in the Company for an agreed number of shares in GMN.

D. If the Investor does not pay the subscription price in relation to its unpaid shares in the Company, those shares will be cancelled; the options referred to in Recital C will lapse with respect to the unpaid shares; and the Investor and GMN will have respective put and call options to sell and acquire respectively the Investor's fully paid shares in the Company in exchange for an agreed number of shares in GMN.

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It is agreed as follows:

1.       Interpretation

         1.1 In this agreement and the Schedules, unless the contrary intention appears:

                  1.1.1 "COMPLETION" means the completion of the transactions and matters specified in clause 4;

                  1.1.2 "DEED OF ADHERENCE" means the deed of adherence annexed hereto as Schedule 4 pursuant to which the Investor covenants to adhere to the GMN Shareholders Agreement conditionally upon acquiring a shareholding in GMN;

                  1.1.3 "ENCUMBRANCE" means a mortgage, charge, pledge, lien, option, restriction, right of first refusal, right of pre-emption, third party right or interest, or other encumbrance or security of any kind;

                  1.1.4 "INVESTOR DIRECTOR" means a director to be nominated by the Investor for appointment to the board of GMN pursuant to the provisions of clause 6;

                  1.1.5 "GMN SHAREHOLDERS AGREEMENT" means a shareholders agreement dated June 2003 between GMN and its shareholders;

                  1.1.6 "PAID SHARES" means 10.1 (ten point one) of the Subscription Shares which will be issued and allotted to the Investor on Completion as fully paid up Shares;

                  1.1.7 "SHARES" means ordinary shares of US$0.01 each in the Company;

                  1.1.8 "SHAREHOLDER" means a holder of shares in the Company;

                  1.1.9 "SUBSCRIPTION SHARES" means 101 ordinary shares of US$0.01 each in the Company for which the Investor is subscribing under clause 2 and which consist of the Paid Shares and the Unpaid Shares;

                  1.1.10 "UNPAID SHARES" means 90.9 (ninety point nine) of the Subscription Shares which will be issued and allotted to the Investor on Completion as unpaid Shares;

                  1.1.11   "WARRANTIES" means the warranties referred to in
                           Schedule 2.

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         1.2      In this agreement and the Schedules unless the context
                  otherwise requires:

                  1.2.1 Words denoting any one gender include all other genders and words denoting the singular shall include the plural and vice versa.

                  1.2.2    A reference to:

                           (a) a "subsidiary" or "holding company" shall be construed in accordance with section 736 of the English Companies Act 1985, as amended and in force at the date of this agreement;

                           (b) a "clause" or a "Schedule" is a reference to a clause of, or a Schedule to, this agreement;

                           (c) a person includes a reference to a body corporate, an unincorporated association or a partnership and that person's legal and personal representatives and successors; and

                           (d) any statutory provision includes a reference to the statutory provision as modified or re-enacted or both from time to time (whether before or after the date of this agreement).

         1.3 When any payment falls due or any other obligation falls to be performed on a Saturday, Sunday or a day on which banks are not open for the transaction of normal business in the Isle of Man, then such payment shall be made, or such obligation performed, on the next succeeding day on which banks are open for the transaction of normal business in the Isle of Man. This clause will not apply in respect of the parties' obligations in clause 4.

         1.4 Headings are for ease of reference only and shall not affect the interpretation of this agreement.

2.       SUBSCRIPTION

         The Investor will subscribe for the Subscription Shares for an aggregate subscription price of US$ 2,000,000 (two million United States dollars) in accordance with the terms of this agreement, equating to a subscription price of US$19,801.98 per Subscription Share. For the avoidance of doubt the Subscription Shares will be subscribed for by, and issued and allotted to, the Investor, and not by or to, any nominee of the Investor.

3.       AMENDMENT OF THE COMPANY'S ARTICLES OF ASSOCIATION

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         GMN will procure that the Company's articles of association are amended prior to Completion in the manner set out in Schedule 3.

4.       COMPLETION

         4.1 Completion will take place at 16h00, Isle of Man time, on the day following execution of this agreement at the offices of Maitland & Co, Falcon Cliff, Palace Road, Douglas, Isle of Man or at such other place as the parties agree, when:

                  4.1.1    the Investor will

                           (a) pay to the Company the sum of US$ 200,000 (two hundred thousand United States dollars) being the proportion of the subscription price due for the Paid Shares; and

                           (b) deliver to GMN a counterpart of the Deed of Adherence duly executed by the Investor as a deed; and

                  4.1.2 GMN will procure that the Company and the Company undertakes to:

                           (a) duly issue and allot the Subscription Shares to the Investor on the basis that the Paid Shares will be issued and allotted to the Investor as fully paid up Shares and the Unpaid Shares will be issued and allotted to the Investor as unpaid Shares; and

                           (b) deliver to the Investor (or as it directs) a share certificate or certificates relating to the same;

                           (c) appoint the "B" Directors to the Company's board of directors as referred to in clause 6.1

                           (d) ensure that one of the three directors presently appointed to the Company's board of directors resigns or is removed from the Company's board of directors.

         4.2 GMN will procure the appointment of the Investor Director to the GMN board of directors as referred to in clause 7.1.

         4.3 The Investor will pay to the Company on 29 April 2004 or such earlier day as the Investor and the Company shall agree, the sum of US$ 1,800,000, being the proportion of the subscription price due for the Unpaid Shares ("SUBSCRIPTION BALANCE"). Following payment of the Subscription Balance in accordance with this clause the Unpaid Shares will become fully paid. If the Investor does not pay the Subscription

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                  Balance in accordance with this clause it acknowledges that the Investor will forfeit the Unpaid Shares and the Company will have the right to cancel the Unpaid Shares forthwith.

         4.4 All payments made by the Investor to the Company will be made either by telegraphic or electronic transfer of funds for same day value to such bank account as the Company has previously advised the Investor. The Investor acknowledges that time is of the essence in respect of any payment due by it under this clause 4.

5.       INTER COMPANY LOANS

         Following Completion GMN and the Investor will procure that the Company advances the inter company loans in the manner referred to in Schedule 5.

6.       APPOINTMENT OF DIRECTORS OF THE COMPANY

         6.1 The parties agree that GMN and the Investor shall each have the right to nominate and appoint, and from time to time replace, no more than two directors to the board of directors of the Company. Directors appointed by GMN shall be known as "A" Directors", and directors appointed by the Investor as "B" Directors. The first "B" Director(s) will be Ian Murray and Ilja Graulich. Each party undertakes to take such steps as may be necessary to ensure that the nominees of the other party are promptly appointed to the board of the Company, provided that the persons nominated by one party are approved by the other party, which approval shall not be unreasonably withheld or delayed.

         6.2 The quorum for meetings of the board of directors of the Company shall be two directors, one of whom shall be an "A" Director and one a "B" Director: provided that if a duly convened board meeting is inquorate, then a second board meeting shall be duly convened at which any two directors shall constitute a quorum.

         6.3 Directors may attend meetings of the board either in person, or by video or by conference telephone.

         6.4 The chairman (if one is appointed) will not have a second or casting vote. The "A" and the "B" Directors will be entitled to appoint alternate directors subject to their prior approval by the other Shareholder (which approval shall not be unreasonably withheld or delayed).

         6.5 GMN and the Investor agree that any rights which the Company may have against the Investor pursuant to or in respect of the matters referred to in clauses 4.3, 10 or 11 including without limitation in respect of the Company's right to call for payment of the Subscription

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                  Balance, and the Company's right to require forfeiture of the
                  Unpaid Shares, will be dealt with by the "A" Directors, and that the "B" Directors (and/or any alternates appointed by the same) will be precluded from voting in relation thereto.

         6.6 The Investor's right to nominate "B" Directors will cease on the earlier of:

                  6.6.1 its failure to pay the Subscription Balance in accordance with clause 4; or

                  6.6.2 completion of the exercise of the relevant Option pursuant to clause 8;

                  and the Investor will forthwith remove any "B" Directors, including their alternates, who have been appointed and if it fails to do so GMN will be empowered to remove the same.

         6.7 Each of GMN and the Investor will fully indemnify and keep fully indemnified the Company from and against any claim for unfair or wrongful dismissal or redundancy or other compensation, fee or payment arising out of the service of any director appointed pursuant to clause 6.1 as a director of the Company or the removal or loss of office of the same

7.       APPOINTMENT OF DIRECTOR TO GMN

         7.1 GMN will procure that the Investor will be entitled to nominate one director to the board of directors of GMN ("GMN BOARD") who shall be regarded as the "INVESTOR DIRECTOR", and the Investor shall be entitled at any time to effect the removal or replacement of such director, provided the proposed Investor Director or his/her replacement is approved by GMN, which approval shall not be unreasonably withheld or delayed. The Investor Director will not be entitled to a fee or other payment in respect of his appointment. The first Investor Director will be Ian Murray, and llja Graulich will act as his alternate. Any appointment or removal of an Investor Director will be effected by giving written notice thereof to GMN.

         7.2 If the Investor fails to pay the Subscription Balance in accordance with clause 4 its right to nominate an Investor Director will cease and it will forthwith remove any Investor Director, including any alternate, who has been appointed and if it fails to do so GMN will be empowered to remove the same.

         7.3 Following the exercise and completion of the Put Option or the Call Option pursuant to clause 8 below, the Investor's right to nominate an Investor Director pursuant to clause 7.1 will cease, however GMN will

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                  procure (with effect from the date of such exercise) that the
                  GMN Board grants the Investor the right to appoint a director to the GMN Board, pursuant to the provisions of clause 3.1.6 of the GMN Shareholders Agreement. Any Investor Director serving as a director of GMN at the date of such exercise shall (if the Investor so desires) remain in place, however such director shall from that time be regarded as an appointee pursuant to the GMN Shareholders Agreement rather than pursuant to clause 7.1 of this agreement.

         7.4 The Investor will fully indemnify and keep fully indemnified GMN from and against any claim for unfair or wrongful dismissal or redundancy or other compensation, fee or payment arising out of the service of any director appointed pursuant to clauses 7.1 or 7.3 as a director of GMN or the removal or loss of office of the same.

8.       PUT AND CALL OPTIONS

         8.1 The Put and Call Options referred to in this clause will be conditional upon the Investor paying the Subscription Balance in accordance with clause 4. If the Subscription Balance is not paid in accordance with such clause the Put and Call Options referred to in this clause will lapse and be of no further force or effect.

         8.2 GMN hereby grants the Investor the right to sell to GMN and to require GMN to purchase the Subscription Shares in accordance with the provisions of this clause ("PUT OPTION").

         8.3 The Investor grants GMN the right to purchase from the Investor and to require the Investor to sell the Subscription Shares in accordance with the provisions of this clause ("CALL OPTION").

         8.4 Provided that the Call Option Notice has not been previously served pursuant to clause 8.5, the Investor may exercise the Put Option on one occasion only in relation to all the Subscription Shares at any time before 31 December 2007 by not less than 7 days' notice in writing to GMN ("PUT OPTION NOTICE"). If a Put Option Notice is served in accordance with this clause and the Subscription Shares have been sold and transferred to GMN pursuant to such notice, the Call Option will lapse and be of no further force or effect.

         8.5 Provided that a Put Option Notice has not been previously served pursuant to clause 8.4, the Call Option may be exercised by GMN at any time after the date on which South African exchange control regulations are abolished (as defined below), on not less than 7 days notice in writing to the Investor ("CALL OPTION NOTICE"), or on 31 December 2007 whichever is the earlier. Unless previously exercised, GMN will be deemed to have exercised the Call Option on 31

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                  December 2007 unless GMN shall have given 10 days prior
                  written notice that the Call Option should not be exercised on that date. For the purpose of this clause 8.5 South African exchange controls shall be deemed to have been abolished on the earlier of the effective date on which:

                  8.5.1 South African exchange controls are abolished in their entirety; or

                  8.5.2 South African exchange controls are modified to the extent that there is no material restriction, prohibition, hindrance or similar encumbrance, on the Investor holding a minority shareholding in GMN.

         8.6 The Investor will use its best endeavours to obtain as soon as practicable any approvals from the South African Reserve Bank or from any other relevant body ("APPROVALS") which may be necessary to enable the transactions contemplated by the exercise of the Call Option to take place. The Investor will:

                  8.6.1 keep GMN fully and promptly informed on the progress of its application for the Approvals
                           ("Applications"), and promptly notify GMN on obtaining the Approvals; and

                  8.6.2 promptly supply GMN with copies of such documents in relation to the Applications as GMN shall from time to time request; and

                  8.6.3 promptly take all action as GMN shall from time to time reasonably require in relation to the Applications and to obtain the Approvals.

                  If the Approvals have not been obtained by the date for completion of the exercise of the Call Option referred to in clause 8.8 (or such later date as GMN may have notified the Investor that such completion should take place) the Investor shall transfer its Shares pursuant to the provisions of clause
                  10.3 to 10.7.

         8.7 The consideration for the Subscription Shares under this clause shall be the issue and allotment to the Investor of
                  523.2611341 ordinary shares of US$1.00 each in GMN, currently representing approximately 14.3% of the issued share capital of GMN on a fully diluted basis ("CONSIDERATION SHARES").

         8.8 Completion of the exercise of the relevant Option shall take place 7 days after the date of the relevant Option Notice, or 31 December 2007 as applicable, at the offices of Maitland & Co, Palace Road, Douglas, Isle of Man or at such other place as the parties agree, when:

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                  8.8.1    the Investor will deliver:

                           (a) to GMN an appropriate transfer in respect of the Subscription Shares duly executed in favour of GMN together with the relevant share certificate; and

                           (b) to the Company (on the basis that such directors have not already resigned) the resignations of the "B" Directors, including their alternates, duly signed as deeds and confirming that they have no claims against the Company, in such form as the Company shall reasonably require; and

                  8.8.2 GMN will procure that the Consideration Shares are duly issued and allotted to the Investor and will deliver to the Investor the relevant share certificate relating thereto.

         8.9 The Subscription Shares shall be sold by the Investor in accordance with this clause with full title guarantee, free from any Encumbrance and together with all rights and benefits attached thereto on or after the date of exercise of the relevant Option, and the Consideration Shares shall be issued and allotted free from any Encumbrance.

9.       GMVN'S CALL OPTION AND THE INVESTORS PUT OPTION

         9.1 The Call Option and Put Option referred to in this clause will be conditional upon the Investor failing to pay the Subscription Balance in accordance with clause 4. If the Subscription Balance is paid in accordance with such clause the Call Option and the Put Option referred to in this clause will lapse and be of no further force nor effect.

         9.2 GMN hereby grants the Investor the right to sell to GMN and to require GMN to purchase the Paid Shares in accordance with the provisions of this clause ("INVESTOR PUT OPTION").

         9.3 The Investor hereby grants GMN the right to purchase and to require the Investor to sell the Paid Shares in accordance with the provisions of this clause ("GMN CALL OPTION").

         9.4 Provided that the GMN Call Option Notice has not previously been served pursuant to clause 9.5, the Investor may exercise the Investor Put Option on one occasion only in relation to all the Paid Shares at any time after 29 March 2004 by not less than 7 days' notice in writing to GMN ("INVESTOR PUT OPTION NOTICE").

         9.5 GMN may exercise the GMN Call Option on one occasion only in relation to all the Paid Shares at any time after 29 2004 by not less

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                  than 7 days' notice in writing to the Investor ("GMN CALL
                  OPTION NOTICE"). The Investor will use its best endeavours to obtain as soon as practicable any approvals from the South African Reserve Bank or from any other relevant body ("Approvals") which may be necessary to enable the transactions contemplated by the exercise of the GMN Call Option to take place. The Investor will:

                  9.5.1 keep GMN fully and promptly informed on the progress of its application for the Approvals
                           ("Applications"), and promptly notify GMN on obtaining the Approvals; and

                  9.5.2 promptly supply GMN with copies of such documents in relation to the Applications as GMN shall from time to time request; and

                  9.5.3 promptly take all action as GMN shall from time to time reasonably require in relation to the Applications and to obtain the Approvals.

                  If the Approvals have not been obtained by the date for completion of the exercise of the GMN Call Option referred to in clause 9.7 (or such later date as GMN shall have notified the Investor that such completion should take place) the Investor shall transfer its Paid Shares pursuant to the provisions of clause 10.3 to 10.7.

         9.6 The consideration for the Paid Shares under this clause shall be the issue and allotment to the Investor of 52.3261134 ordinary shares of US$1.00 each in GMN, currently representing approximately 1.43% of the issued share capital of GMN on a fully diluted basis.

         9.7 Completion of the exercise of the Investor Put Option or the GMN Call Option shall take place 14 days after the date of the relevant Option Notice (or in the case of a GMN Call Option Notice such later date as GMN may have notified, or in the event that the Investor has to apply for Approvals, 30 days after the exercise of the relevant option notice) at the offices of Maitland & Co, Falcon Cliff, Palace Road, Douglas, Isle of Man or at such other place as the parties agree, when:

                  9.7.1    the Investor will deliver:

                           (a) to GMN an appropriate transfer in respect of the Paid Shares duly executed in favour of GMN together with the relevant share certificate; and

                           (b) to the Company (on the basis that such directors have not already resigned) the resignations of the "B" Directors, including their alternates, duly signed as

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                                    deeds and confirming that they have no
                                    claims against the Company, in such form as the Company shall reasonably require; and

                  9.7.2 GMN will procure that the shares referred to in clause 9.6 are duly issued and allotted to the Investor and will deliver to the Investor the relevant share certificate relating thereto.

         9.8 The Paid Shares shall be sold by the Investor in accordance with this clause with full title guarantee, free from any Encumbrance and together with all rights and benefits attached thereto on or after the date of exercise of the Investor Put Option or GMN Call Option, and the shares referred to in clause 9.6 shall be issued and allotted free from any Encumbrance.

10.      RESTRICTIONS ON TRANSFER

         10.1 Other than pursuant to the Options referred to in clauses 8 or 9, or as provided in this clause, or as provided in clause 11, or with GMN's prior written consent, the Investor may not transfer, sell, assign, dispose of, renounce any right to, subscribe for, grant any option over, create any Encumbrance over, or otherwise deal in any manner with the legal or equitable interest (collectively "TRANSFER") in any of its shares in the Company.

         10.2 Other than with the Investor's prior written consent, GMN may not Transfer the legal or equitable interest in any of its shares in the Company,

         10.3 If the Approvals have not been obtained by the date referred to in clause 8.8 or 95, as appropriate, the Investor may sell all (but not part) of its shares in the Company, provided that it first offers all (but not part) of such shares ("the Offered Shares") to GMN ("Offer") at the Prescribed Price (as defined in clause 11.1.2).

         10.4 Unless the Company is notified within 7 days after the date of the Offer that the Shareholders have reached agreement on the Prescribed Price, the Company will procure forthwith that the Prescribed Price is determined by the Company's auditors ("Auditors") in accordance with clause 11.6.

         10.5 If GMN does not accept the Offer in full within 7 days of the date on which the Prescribed Price is determined, the Investor will notify the Company's board of directors which will forthwith offer all (but not part) of the Offered Shares to the then shareholders of GMN at the same price ("GMN Offerees"), inviting each of them to state in writing within 30 days from the date of such offer whether it is willing to purchase any, and if so, what maximum number of the Offered Shares.

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                  At the expiration of such period the directors will within a period of 14 days allocate the Offered Shares to or amongst the GMN Offerees who shall have expressed its or their willingness to purchase as aforesaid and (if more than one) so far as may be possible pro rata to the number of shares held by them respectively in GMN. No GMN Offeree will be obliged to take more than the maximum number of Offered Shares notified to it.

         10.6 Upon acceptance by GMN of the Offer in full, or upon any allocation being made to the GMN Offerees of all of the Offered Shares, as the case may be, pursuant to clause 10.5, the Investor will be bound on payment of the purchase price to transfer the Offered Shares to the purchaser or purchasers concerned, and if it makes default in doing so, the directors may receive and give good discharge for the purchase money on behalf of the Investor and may authorise some person to execute a transfer of the Offered Shares in favour of the relevant purchaser or purchasers and issue the relevant share certificates in respect of the Offered Shares.

         10.7 If all of the Offered Shares are not accepted by GMN, or allocated to the GMN Offerees, as referred to above, the Investor may for a period of 6 months following the expiry of the period referred to above for acceptance of the Offered Shares by the GMN Offerees, sell its shares in the Company to a third party subject to such third party first becoming bound by the provisions of this agreement or by provisions substantially similar to the terms of this agreement as the Investor and GMN may agree, including, without limitation, the Investor Put Option.

11.      COMPULSORY SALE OF SHARES

         11.1 For the purpose of this clause 11 the following expressions shall have the following meanings:

                  11.1.1 "EVENT" means the occurrence of any of the following events:

                           (a)      the making by the Investor of an
                                    arrangement, compromise or moratorium for the benefit of its creditors generally or the failure to pay its debts generally as they become due; or

                           (b) any distress, execution, sequestration or other such process being levied or enforced upon or sued out against any material property of the Investor which is not discharged within fourteen days or, if later, the date of service of the written notice by GMN pursuant to clause 11.2;

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                           (c)      an encumbrancer taking possession of, or an
                                    administrator, an administrative receiver, a receiver, a trustee, or a liquidator being appointed over the whole or any part of the undertaking, property or assets of the Investor; or an order is made or a resolution is passed for the winding-up of the Investor other than a solvent liquidation for the purposes of a reorganisation;

                           (d) the Investor at any time purporting to contravene the provisions of clause 10;

                           (e) the Investor undergoing a change in control (as defined below). For the purpose of this sub clause, "CONTROL" has the meaning ascribed thereto in section 416 of the English Income and Corporation Taxes Act 1988 (as amended).

                  11.1.2   "PRESCRIBED PRICE" means:

                           (a) at any time before the Subscription Balance has been paid by the Investor, the lower of:

                                    (i)  US$ 200,000; and

                                    (ii) the market value of the Paid Shares, or
         the shares which are the subject of a notice pursuant to clause 11.2 (as the case may be); or

                           (b) at any time after the Subscription Balance has been paid by the Investor, the market value of the Subscription Shares, or the shares which are the subject of a notice pursuant to 11.2 (as the case may be).

         11.2 Notwithstanding any other provision of this agreement upon the occurrence of an Event, GMN shall be entitled to require the Investor to sell to it at the Prescribed Price all (but not part) of the shares in the Company held or beneficially owned by the Investor. Such right shall be exercised by GMN delivering written notice to the Investor and to the Company to that effect at any time within 120 days of the date of the occurrence of such Event or the day on which GMN becomes aware of the occurrence giving rise to the Event, whichever is the later. If no such notice is given timeously, then the right granted to GMN pursuant hereto shall lapse in respect of that Event.

         11.3 If a notice referred to in clause 11.2 is given, the Investor shall deliver to GMN within ten days after the Prescribed Price is determined, a duly executed transfer form in respect of all its shares in the Company against full payment to the Investor of the Prescribed Price.

         11.4 The Shareholders agree to notify each other immediately of any occurrence which would constitute an Event.

         11.5 Unless the Company is notified within 10 days after delivery of a notice under clause 11.2 that the Shareholders have reached agreement on the Prescribed Price, the Company will procure forthwith that the same is determined in accordance with clause 11.6.

         11.6 For the purpose of clauses 10.4 and 11.5, the Prescribed Price will be determined by the Auditors. In making their determination the Auditors will:

                  11.6.1 determine the market value of the Paid Shares or Subscription Shares or the shares which are the subject of a notice pursuant to clause 11.2 (as the case may be) on the basis of an arms length sale between a willing buyer and a willing seller;

                  11.6.2 take into account, inter alia, the options granted in clauses 8 and 9 and the value attributable to the GMN shares that would be issued as consideration on exercise of such options;

                  11.6.3   act as experts and not as arbitrators;

                  11.6.4 receive submissions orally or in writing which any Shareholder may submit within 7 days of their appointment in terms hereof; and

                  11.6.5 make their determination as soon as possible after their appointment and in any case within 14 days thereof.

                  In the absence of manifest error the Auditors' decision will be final and binding on the parties. The Auditors' fees will be paid as the Auditors direct or in the absence of any direction in equal proportions by the Shareholders.

12.      TRANSFER OF GMN'S BUSINESS OR ASSETS

         12.1 GMN undertakes that in the event that it intends to transfer, sell, assign or dispose of a material part of its business, investments or assets (collectively "A DISPOSAL"), it will give the investor not less than 30 days prior written notice of such intention (the "NOTICE PERIOD").

         12.2 At any time during the Notice Period, the Investor may exercise the Put Option or the Investor Put Option pursuant to the provisions of clause 8 or 9 by delivering an Option Notice or an Investor Option Notice to GMN of its intention to exercise the relevant option upon completion of the Disposal.

         12.3 Completion of the exercise of the relevant option pursuant to this clause 12 shall take place upon completion of the Disposal and fulfilment of all suspensive conditions related to the Disposal.

13.      DIVIDENDS

         It is recorded and agreed that the Company shall not pay or consider paying any dividend or make or consider making any distribution of profits to any shareholder before 1 February 2008.

14.      WARRANTIES

         14.1 GMN hereby warrants to the Investor that each of the Warranties is true and accurate at the date of this agreement.

         14.2 The maximum aggregate liability of GMN in relation to the Warranties shall under no circumstances exceed the subscription price for the Subscription Shares or part thereof that the Company has actually received from the Investor in cleared funds.

15.      CONFIDENTIALITY

         15.1 Any communication between the Investor on the one hand, and the Company and GMN on the other (each to be regarded for the purpose of this clause 15 and clause 17 as one party), and between any of their respective subsidiaries, or their representatives which is marked confidential or which is of a commercially sensitive, proprietary or confidential nature will be kept strictly confidential by the party receiving such communication.

         15.2 Each of such parties will take reasonable precautions to ensure that its officers and employees and the officers and employees of each of its subsidiaries comply with the provisions of this clause and that none of such individuals discloses any term of this agreement, or discloses or uses any confidential information which it acquires in connection with this agreement or in connection with the negotiations leading up to the same, unless the other party agrees.

         15.3 Nothing in this clause will prevent the disclosure of any information required by law or any regulation or rule of any stock exchange or other regulatory authority, save that such disclosure shall be made by the party concerned only after reasonable consultation, if practicable, with the other and, so far as practicable, taking into account the reasonable requirements (as to timing, contents and manner of making or despatch of such disclosure) of the other.

16.      DURATION AND TERMINATION

         16.1 Without prejudice to any accrued rights and obligations this agreement shall continue in full force and effect until the earlier of:

                  16.1.1 the date on which the Company ceases to have more than one shareholder;

                  16.1.2 the date on which the parties agree in writing that this agreement is to terminate;

         16.2     the date of the commencement of winding up of the Company.

         16.3 The termination of this agreement shall be without prejudice to the rights of the parties in respect of any breach of this agreement occurring prior to such termination.

         16.4 Notwithstanding the above provisions, the obligations of the parties pursuant to clause 15 will survive termination.

17.      ANNOUNCEMENTS

         17.1 Subject to clause 17.2 no announcement, communication or circular concerning the transactions referred to in this agreement shall be made or despatched at any time (whether before or after Completion) by either party without the prior written consent of the other (such consent not to be unreasonably withheld or delayed).

         17.2 Where the announcement, communication or circular is required by law or any regulation or rule of any stock exchange or other regulatory authority, it shall be made by the party concerned only after reasonable consultation, if practicable, with the other and, so far as practicable, taking into account the reasonable requirements (as to timing, contents and manner of making or despatch of the announcement, communication or circular) of the other.

18.      FURTHER ASSURANCE

         Each of the parties agrees to perform all further acts and things as the other parties may reasonably require to implement and give effect to the provisions of this agreement and for the purposes of vesting in the parties the full rights and benefits to be vested in the parties under this agreement, including voting any of its shares in the Company.

19.      GENERAL

         19.1 This agreement and the documents referred to in it contain the whole agreement between the parties relating to the transaction contemplated by this agreement and supersede all previous agreements between the parties in relation to these transactions.

         19.2 No variation or agreed termination of this agreement shall be of any force or effect unless in writing and signed by each party.

         19.3 The failure to exercise or any delay in exercising any right or remedy under this agreement shall not constitute a waiver of that right or remedy or a waiver of any other right or remedy and no single or partial exercise of any right or remedy under this agreement shall prevent any further exercise of that right or remedy or the exercise of any other right or remedy.

         19.4 This agreement shall be personal to the parties and save where specified otherwise no party shall be entitled to assign its rights or obligations under this agreement to any person without the prior written consent of the other parties.

         19.5 Save as provided below a person who is not a party to this agreement has no right under the Isle of Man Contracts (Rights of Third Parties) Act 2001 to enforce any term of this agreement but this does not affect any right or remedy of a third party which exists or is available apart from that Act). It is the intention of the parties that the shareholders of GMN will have the right to enforce clause 10.5 as if they were parties to this agreement. The parties may by agreement rescind or vary any or all of the terms of this agreement without the consent of any such shareholders.

         19.6 Each party will bear its own costs in connection with the preparation and execution of this agreement.

         19.7 In the event of an ambiguity or conflict between the provisions of this agreement and the articles of association of the Company the provisions of this agreement will prevail as between the parties.

20.      NOTICES

         20.1 Any notice or other communication under or in connection with this agreement shall be in writing and shall be delivered personally or by commercial courier to each party due to receive the notice or communication at its address set out below:-

                  20.1.1   the Investor:             Grosvenor House
                                                     66/67 Athol Street
                                                     Douglas
                                                     Isle of Man
                                                     British Isles

                                                     Fax; +44 1624 672334

                 20.1.2   the Company:               Bel Royal House
                                                     Hilgrove Street
                                                     St Helier
                                                     Jersey JE2 4SL
                                                     British Isles

                                                     Fax: +44 1534 638996

                 20.1.3   GMN:                       Falcon Cliff
                                                     Palace Road
                                                     Douglas IM2 4LB
                                                     Isle of Man
                                                     British Isles

                                                     Fax: +44 1624 630001

                  or at such other address as the relevant party may specify by notice in writing to the other parties.

         20.2 Any notice or other communication shall be deemed to have been duly given if delivered personally when left at the address referred to in the immediately preceding clause, or if delivered by commercial courier on the date of signature of the courier's receipt.

21.      GOVERNING LAW

         21.1 The construction, validity and performance of this agreement shall be governed and construed in all respects by the laws of the Isle of Man and the parties hereby submit to the non-exclusive jurisdiction of the Isle of Man.

         21.2 Each of the parties irrevocably agrees and submits to the non-exclusive jurisdiction of the courts of the Isle of Man to hear and determine any suit, action or proceeding which may arise out of or in connection with this agreement.

22.      COUNTERPARTS

         This agreement may be executed in any number of counterparts, each of which when executed and delivered shall be an original, but the counterparts together shall constitute one and the same instrument.

                                   SCHEDULE 1

                           PARTICULARS OF THE COMPANY

REGISTERED NUMBER:    96407 B

REGISTERED OFFICE:    c/o Provident Trust Limited, PO Box 9204, Charlotte House,
                      Charlotte Street, Nassau, Bahamas

COUNTRY OF INCORPORATION:  Bahamas

DATE OF INCORPORATION:     21 September 1999

SHARE CAPITAL:

Authorised:       US$ 5000 consisting of 500,000 ordinary shares of US$0.01 each

Issued:           100 issued shares of US$0.01 each

SHAREHOLDER:      G.M. Network Limited is the holder of 100 ordinary shares of
                  US$ 0.01 each

DIRECTORS:        Christiaan de Bruyn; James Turk; Geoffrey Turk

SECRETARY:        ASL Financial and Commercial Services Limited

AUDITORS:         Deloitte & Touche, Jersey

                                   SCHEDULE 2

                                   WARRANTIES

1.       CORPORATE

         1.1 The details of the Company as set out in Schedule I are complete and accurate in all respects,

         1.2 The Company is a duly organised limited liability company validly existing under the laws of the Bahamas.

         1.3 The share register of the Company contains true, complete and accurate records of the members of the Company at the date hereof.

         1.4 True copies of the memoranda and articles of association of the Company have been disclosed to the Investor and set out all rights attaching to the share capital of the Company, as amended pursuant to clause 3.

2.       SUBSCRIPTION SHARES AND TITLE TO SHARES

         2.1 On issue the Subscription Shares will constitute 50.2487% of the Company's issued share capital and (save in relation to the Options referred to in clauses 8 and 9) will be free from any Encumbrance.

         2.2 GMN is the legal and beneficial owner of the whole issued and. allotted share capital of the Company. Such share capital is all fully paid up and is free from any Encumbrance.

         2.3 The unissued share capital of the Company is free from any Encumbrance and there are no arrangements in force or claimed entitling any person to, or to the creation of, any Encumbrance or to the issue or creation of any shares, stock, debentures or loan capital of the Company.

                                   SCHEDULE 3

               AMENDMENT OF THE COMPANY'S ARTICLES OF ASSOCIATION

The Company's articles of association will be amended as follows:

1. By inserting after existing article 16 the following new articles (and by numbering them accordingly):

                        "CALLS ON SHARES AND FORFEITURE"

         An amount payable in respect of a share at any fixed date, whether in respect of nominal value or premium, shall be deemed to be a call in respect of moneys unpaid on such share and the relevant member shall pay to the Company the required amount on such date without the need for further notice of such call to be given to the relevant member. If the directors however resolve that no call will he deemed made on such date the call will be made on such later date as the directors within their discretion determine having given the relevant member a minimum of 7 days notice of such later date.

         If payment is not duly made on the relevant fixed date in respect of a call referred to in article [1, or such later date as the directors shall determine in accordance with such article, any share in respect of which payment was not duly made, may be forfeited by a resolution of the directors and the forfeiture shall include all dividends or other moneys payable in respect of the forfeited shares and not paid before the forfeited.

         A person any of whose shares have been forfeited shall cease to be a member in respect of them and shall surrender to the Company for cancellation the certificate for the shares, forfeited.

2. By inserting after existing article 41 the following new article (and by numbering it accordingly):

         "No member shall vote at any meeting of members or at any separate meeting of any class of shares in the Company, either in person or by proxy, in respect of any share held by him unless all moneys presently payable by him in respect of that share have been paid"; and

3.       By adding at the end of existing article 94 the following sentence:

         "Except as otherwise provided by the rights attached to shares, all dividends shall be declared and paid according to the amounts paid up on the shares on which the dividend is paid. No dividend shall be declared and paid in respect of unpaid shares"; and

4.       by renumbering the existing articles accordingly.

                                   SCHEDULE 4

                              DEED OF ADHERENCE TO
                             SHAREHOLDERS AGREEMENT

THIS DEED is made on the   day of

BY

DRD (ISLE OF MAN) LIMITED, a company incorporated as a limited company in accordance with the laws of the Isle of Man having registration number 94445 C and its registered address at Grosvenor House, 66/67 Athol Street, Douglas, Isle of Man (the "Covenantor")

WHEREAS:

(A) G.M. Network Limited ("GMN") and the persons listed in the attached schedule, being the shareholders in GMN have entered into or agreed to adhere to the provisions of a shareholders agreement dated June 2003 ("the Shareholders Agreement"). The Shareholders Agreement governs their relationship as shareholders in GMN and establishes the manner in which the affairs of GMN would be conducted.

(B) The Covenantor wishes to become a party to the Shareholders Agreement immediately upon acquiring certain shares in GMN and wishes to amend the Shareholders Agreement with the effect that the Covenantor becomes a party thereto and as such assumes the rights and obligations of a Shareholder under the Shareholders Agreement.

NOW THIS DEED WITNESSES as follows:

1.       INTERPRETATION

         Words and expressions defined in the Shareholders Agreement shall, unless the context otherwise requires, have the same meanings when used in this Deed.

2.       CONDITION

         This Deed is conditional upon the Covenantor acquiring shares in GMN.

3.       ADHERENCE

         The Covenantor hereby covenants to and undertakes with each of the other persons in the schedule to this Deed and with each such other person who may from time to time expressly adhere to the Shareholders Agreement (by way of execution of a deed or by way of novation) to be bound by and comply in all respects with the Shareholders Agreement, and to assume the benefits of the Shareholders Agreement, as if the Covenantor had executed the Shareholders Agreement and was named as an original party thereto.

4.       NOTICES

         For the purpose of the Shareholders Agreement, the Covenantor's address for notices shall be as follows:

         Address:   Grosvenor House
                    66/67 Athol Street
                    Douglas
                    Isle of Man
                    British Isles

                    Fax No:  +44 1624 672334

         Addressed for the attention of:

5.       GOVERNING LAW

         This Deed shall be governed by and construed in accordance with Isle of Man law.

                                    SCHEDULE

                                THE SHAREHOLDERS

1. CONSOLIDATED BULLION LIMITED of Falcon Cliff, Palace Road, Douglas, Isle of Man;

2. METALION INVESTMENTS LIMITED of Grossmunsterplatz 8, Postfach, CH-8034, Zurich, Switzerland;

3. TRIAMA HOLDINGS LIMITED of Grossmunsterplatz 8, Postfach, CH-8034, Zurich, Switzerland;

4. LASCAUX INVESTMENTS Corp having its registered address at Tropic Isle Building, PO BOX 438, Road Town, Tortola, British Virgin Islands, with administrative office at 28-30 The Parade, St Helier, Jersey, Channel Islands, JE4 8XY;

5. THE EXECUTOR OF THE ESTATE OF THE LATE JAMES U. BLANCHARD III care of David A Kerstein, 228 St Charles Avenue, 902 Whitney Building, New Orleans, Louisiana, U.S.A.;

6.       KJELD THYGESEN of 7-8 Kendrick Mews, London SW7 3HG, United Kingdom;

7.       PATRICK DUQUESNE of L'ancien Presbytere, 53270 Sainte-Suzanne, France;

8.       JOHN BRIMELOW of 36 Hycliff Road, Greenwich, Connecticut, 06831,
         U.S.A.;

9. DAVID W TICE & ASSOCIATES INC of 8140 Walnut Hill Lane, Suite 300, Dallas, Texas 75231, U.S.A.;

10.      EDWARD BAKER of 2420 Gough Street, San Francisco, CA 94123, U.S.A.;

11.      LAURANCE DEN of 14317 Chesterfield Road, Rockville MD 20853, U.S.A.;

12.      ALAN BOLTON of 92 Oxford Road, Kensington, Johannesburg 2094, South
         Africa;

13.      MICHAEL CLARK of 16 Pheasant Lane, Chadds Ford, PA 19317, U.S.A.;

14.      URS GUBSER of Bergheimstrasse 7, 8032 Zurich, Switzerland;

15. JORGE MARTINEZ of Arrendamientos, Diversificados, Plastico#4, Col. San Francisco, Cuautlalpan, Naucalpan, Mex 53560, Mexico;

16.      PHILIP O'NEILL of Garden Flat, 181 Sutherland Avenue, London W9 1ET;

17. ANTHONY KEENE of 118 Bedford Avenue, Apartment 4-R, Brooklyn, New York 11211-1124, U.S.A.;

18. TOWNELEY CAPITAL INTERNATIONAL (CAYMAN) LDC of Zephyr House, Mary Street, Grand Cayman, B.W.1.;

19. SIGRID S. VAN ECK of Apartment 301, 575 Park Avenue, New York, New York 10016, U.S.A.;

20. INDALCO S.A. of Citico Building, PO Box 662 Road Town, Tortola, British Virgin Islands;

21. QUATHLAMBA LIMITED of Le Gallais Chambers, PO Box 621, 54 Bath Street, St Helier Jersey, Channel Islands JE4 8YD

22. DREW MCDOUGALL, TRADING AS AERON CAPITAL, of 5 Scarth Road, Toronto, ON Canada, M4W 2S5

23. IAMGOLD CORPORATION of 2820 Fourteenth Avenue, Markham, Ontario L3R 0S9, Canada

24. CARIBBEAN INVESTMENT BANK INC., A CORPORATION INCORPORATED UNDER THE LAWS of Barbados care of 2820 Fourteenth Avenue, Markham, Ontario L3R 0S9

25. REIDRICK & STRUGGLES INC. of 2740 Sand Hill Road, Menlo Park, CA 94025, United States of America

26. SPROTT ASSET MANAGEMENT INC of Royal Bank Plaza, South Tower, Suite 3450, Toronto, ONM5J 2J2, Canada

27. ASL INVESTMENTS LIMITED of Bel Royal House, Hilgrove Street, St Helier, Jersey JE2 4SL, British Isles

28.      YEADON LIMITED of

29.      JOHN LEE

30.      ANTHEM BLANCHARD

31.      ROBERT LEVITAN

32.      CHRISTIAAN DE BRUYN

33.      TIM MOHR

34.      CHRIS MAGGOS

DULY EXECUTED AND DELIVERED as a Deed on the date first written above.

Executed as a deed by DRD (ISLE OF MAN) LIMITED acting by:

____________________________________
Directory

____________________________________
Director/Secretary

In the presence of:

____________________________________
Witness: Name
Address:
Occupation:

SCHEDULE 5

                               INTER COMPANY LOANS

As soon as practicable following payment by the Investor of the Subscription Balance the Company will advance the sum of US$ 500,000 (five hundred thousand United States dollars) to Net Transactions Limited; and US$500,000 (five hundred thousand United States dollars) to Net-Systems Software Limited, in each case by way of an interest free loan repayable no later than on the date of completion of the exercise of the relevant option referred to in clause 8.

DULY EXECUTED AND DELIVERED as a Deed on the date first written above.

Executed as a deed by DRD (ISLE OF MAN) LIMITED acting by:

/s/ I.L. Murray
-----------------------------
Director

-----------------------------
Director/Secretary
In the presence of:

-----------------------------
Witness: Name, address and Occupation

THIS AGREEMENT has been entered into on the date stated at the beginning of this document.

Signed by:                                  )
for and on behalf of                        )
DRD (ISLE OF MAN) LIMITED                   )
in the presence of:                         )

Signed by:                                  )
for and on behalf of:                       )
NET-GOLD SERVICES LIMITED                   )
in the presence of:                         )

Signed by:                                  )
for and on behalf of:                       )
G.M. NETWORK LIMITED                        )
in the presence of:                         )